Exhibit (d)(8)

COLE HOLDINGS CORPORATION

TRANSACTION BONUS PLAN

COLE HOLDINGS CORPORATION

TRANSACTION BONUS PLAN

THIS PLAN, sponsored and made effective as of the day and date noted on the last page hereof, by Cole Holdings Corporation, an Arizona corporation (the “Company”), is intended to be an unfunded deferred compensation plan maintained by the Company primarily for the purpose of providing deferred and incentive-based compensation to only a select group of management or highly compensated employees (as such phrase is defined in ERISA §§201(2), 301(a)(3), 401(a)(1) and 4021(b)(6)), and certain other non-employee service providers. However, this Plan is not intended to provide retirement income, or result in a deferral of income to periods extending to the termination of employment, for employees, nor to provide employees with unemployment or severance pay or death benefits, and is therefore not intended to be an employee benefit plan within the meaning of ERISA §3(3) and is not intended to be subject to ERISA.

WITNESSETH:

WHEREAS, the Company believes that the services of certain selected members of management or highly compensated employees and certain other non-employee service providers are of great value and that such individuals should be compensated for careful and loyal service to all shareholders of the Company; and

WHEREAS, the Company believes that it is imperative to diminish the inevitable distraction associated with the possibility of a significant restructuring or change of control of the Company by virtue of the personal uncertainties and risks created by such possibilities; and

WHEREAS, the Company wishes to provide a mechanism for motivating and creating an incentive for such. individuals to grow the value of the Company for the Company’s shareholders, to accomplish a change of control of the Company, and to encourage full attention and dedication to the Company in the event of a change of control of the Company;

NOW, THEREFORE, the Company does hereby establish this Transaction Bonus Plan for such individuals under the terms and provisions set forth herein.

1.	DEFINITIONS

The following words and phrases as used in this Plan shall have the meanings set forth in this Article 1 unless a different meaning is clearly required by the context:

1.1 Affiliate shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

1.2 Award Date shall mean, with respect to a Participant, the date on which such Participant is granted an award of possible rights to Bonus Payment(s) under this Plan.

1.3 Beneficiary shall mean, with respect to a Participant, the individual to whom the Participant’s Bonus Payment(s), if any, shall be paid upon the Participant’s death, and shall be deemed to be the Participant’s spouse, and in the absence thereof, the Participant’s estate (subject to Section 7.6 herein).

1.4 Board shall mean the Board of Directors of the Company.

1.5 Bonus Multiplier shall mean, with respect to a payment or payments of Transaction Consideration made on or after any Payment Trigger Date, twenty percent (20%) of the amount of any Transaction Consideration paid.

1.6 Bonus Payment shall mean any Major Bonus Payment or Minor Bonus Payment.

1.7 Cause shall mean one or more of following act or acts by an individual: (a) such individual’s material breach of any employment agreement with the Company or any Affiliate of the Company;

Cole Holdings Corporation Transaction Bonus Plan

(b) such individual’s dishonesty, fraud, malfeasance, gross negligence or willful misconduct, which is, or is likely to be, injurious to the Company or any Affiliate of the Company or the business reputation of the Company or any Affiliate of the Company; (c) such individual’s arrest, indictment for, or conviction of, or such individual’s entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude, or gross misconduct which is materially and demonstrably injurious to the Company or any Affiliate of the Company; and (d) such individual’s willful and continued failure to perform substantially his or her duties with the Company or any Affiliate of the Company (other than any failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to such individual by the Board which specifically identifies the manner in which the Board believes that such individual has not substantially performed his or her duties; provided for purpose of this provision, no act or failure to act, on the part of an individual, shall be considered “willful” unless it is done, or omitted to be done, by such individual in bad faith or without reasonable belief that such individual’s action or omission was in the best interests of the Company or any Affiliate of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by such individual in good faith and in the best interest of the Company or any Affiliate of the Company. The cessation of services of a Participant shall not be deemed to be for “Cause” unless the Participant is notified within thirty (30) days of such cessation of services that such cessation is, for purposes of this Plan, for “Cause.”

1.8 Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.9 Company shall mean Cole Holdings Corporation, an Arizona corporation, and its successors and assigns, and any other corporation, partnership or sole proprietorship into which the Company may be merged or consolidated.

1.10 Disability shall mean, with respect to a Participant, that the Participant either is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.

1.11 Effective Date shall mean October 1, 2008.

1.12 Eligible Individual shall mean an Employee who is a member of a select group of management or a highly compensated employee (within the meaning of ERISA §§201(2), 301(a)(3), 401(a)(1) and 4021(b)(6)), and also other non-Employee service providers.

1.13 Employee shall mean a common law employee of the Company.

1.14 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.15 Fair Market Value of a security, asset or other property as of a date of determination shall mean the fair market value of such security as determined by the Board in its complete and absolute discretion in good faith, except that as provided in Section 1.30(c), the Company’s valuation firm shall determine the fair market value of all Company cash, equity securities and other property under certain circumstances. In the case of a valuation pursuant to Section 1.30(c), the Company’s valuation firm’s determination of Fair Market Value, which shall be made pursuant to the foregoing provisions, shall be final and binding for all purposes of this Plan.

1.16 Good Reason shall exist if (i) the Company, without Participant’s consent (a) reduces Participant’s then current base salary (i.e., the wages, if any, the Company pays Participant on an annual basis), (b) materially reduces Participant’s then-current duties or responsibilities, or (c) requires Participant to relocate more than fifty (50) miles from the location of the Company’s offices on date of the requested relocation, and (ii) Participant provides written notice to the Company of such action and provides the Company with thirty (30) days to remedy such action (the “Cure Period”), (iii) the Company fails to remedy such action within the Cure Period, and (iv) Participant elects to resign within thirty (30) days of the expiration of the Cure Period.

Cole Holdings Corporation Transaction Bonus Plan

1.17 Major Bonus Payment shall mean, with respect to any payment of all or a portion of Transaction Consideration upon the occurrence of a Major Transaction. Payment Trigger Date, an amount for each Participant equal to such Participant’s Transaction Bonus Amount. Notwithstanding the foregoing, if a Participant has previously received a Minor Bonus Payment as a result of one or more Minor Transactions described in Section 1.21(b) hereof (but not Section 1.21(a) hereof), any Major Bonus Payment such Participant is otherwise entitled to receive hereunder shall be reduced by an amount equal to the product of (a) the quotient determined by dividing the number of shares of the Company sold by the Company in all such Minor Transactions (excluding any non-participating preferred shares not held by Christopher Cole or any of his Affiliates and assuming that any shares of preferred stock were converted into common stock immediately prior to the Major Transaction Payment Trigger Date) by the aggregate number of shares of the Company issued and outstanding on the Major Transaction Payment Trigger Date (excluding any non-participating preferred shares not held by Christopher Cole or any of his Affiliates and assuming that any shares of preferred stock were converted into common stock immediately prior to the Major Transaction Payment Trigger Date) and (b) the Major Bonus Payment such Participant would otherwise be entitled to receive. For example, if a payment of $50,000,000 of Transaction Consideration were being made (with a Bonus Multiplier of $10,000,000), and if a Participant, who had previously received Minor Bonus Payments relating to transactions described in Section 1.21(b) hereof in which 10 of the Company’s hypothetical 100 shares had been issued, had one (1) Vested Unit, then such Participant’s Major Bonus Payment with respect to such Transaction Consideration payment would be $450,000 (1/20 times $10,000,000 = $500,000, less 10/100 times $500,000).

1.18 Major Transaction shall mean one of the following:

(a) any transaction or series of transactions pursuant to which the Company sells, transfers, leases, exchanges or disposes of more than fifty percent (50%) of its assets (on the basis of the Fair Market Value of the assets determined by the Board in its sole discretion) for cash or property, or for a combination of cash and property, or for other consideration; or

(b) any transaction pursuant to which persons who are not current shareholders of the Company acquire by merger, consolidation, reorganization, division or other business combination or transaction, or by a purchase of an interest in the Company, so that after such transaction, the shareholders of the Company immediately prior to such transaction no longer have a controlling (i.e., fifty percent (50%) or more) voting interest in the Company; or

(c) an initial public offering of the Company’s common stock.

However, notwithstanding the foregoing, in no event shall a “Major Transaction” be deemed to occur under the Plan for any purpose unless such transaction constitutes a “change in the ownership or effective control” of the Company or change in the “ownership of a substantial portion of the assets” of the Company within the meaning of Code §409A(a)(2)(A)(v).

1.19 Major Transaction Payment Trigger Date shall mean the earlier of (a) the date of a Major Transaction or (b) the date that is ten (10) years from the Effective Date of this Plan.

1.20 Minor Bonus Payment shall mean, with respect to any payment of all or a portion of Transaction Consideration upon the occurrence of a Minor Transaction Payment Trigger Date, an amount for each Participant equal to such Participant’s Transaction Bonus Amount. For example, if a payment of $5,000,000 of Transaction Consideration were being made with respect to a Minor Transaction Payment Trigger Date (with a Bonus Multiplier of $1,000,000), and if a Participant had one (1) Vested Unit, then the Participant’s Minor Bonus Payment with respect to such Transaction Consideration payment would be $50,000 (1/20 times $1,000,000). Further, if an additional payment of $500,000 of Transaction Consideration were being made a year later (with a Bonus Multiplier of $100,000), and if a Participant still had one (1) Vested Unit, then Participant’s Major Bonus Payment with respect to such additional Transaction Consideration payment would be $5,000 (1/20 times $100,000).

Cole Holdings Corporation Transaction Bonus Plan

1.21 Minor Transaction shall mean one of the following:

(a) any transaction or series of transactions pursuant to which the Company sells, transfers, leases, exchanges or disposes of fifty percent (50%) or less of its assets (on the basis of the Fair Market Value of the assets determined by the Board in its sole discretion), other than sales of assets in the ordinary course of business or sales of obsolete personal property, for cash or property, or for a combination of cash and property, or for other consideration; or

(b) any transaction pursuant to which persons who are not current shareholders of the Company acquire by merger, consolidation, reorganization, division or other business combination or transaction, or by a purchase of an interest in the Company, so that after such transaction, the shareholders of the Company immediately prior to such transaction continue to hold a controlling (i.e., fifty percent (50%) or more on an as-converted basis) voting interest in the Company, but own less than ninety percent (90%) of the voting interest in the Company (on an as-converted basis) held by such shareholders immediately prior to such transaction if, with respect to a purchase of an interest in the Company only, substantially all of the proceeds received from such purchaser are distributed to the existing shareholders of the Company within a reasonable period of time thereafter (rather than retained by the Company for use in its business).

1.22 Minor Transaction Payment Trigger Date shall mean the date of a Minor Transaction.

1.23 Participant shall mean an Eligible Individual (a) who has met the requirements for participation in this Plan by being selected by the Board to be a Participant hereunder and receiving an executed Participation Form from Christopher Cole or an individual to whom the Board has delegated such authority, (b) who has agreed to be bound by all terms and provisions of the Plan, and (c) who may have a right to a benefit under this Plan.

1.24 Participation Form shall mean the written document (the form of which is attached to this Plan as EXHIBIT A) that is given to an Eligible Individual to evidence such Eligible Individual’s status as a Participant in this Plan. A Participant’s Participation Form shall set forth the name of the Eligible Individual who is a Participant, the number of Units awarded to such Eligible Individual, the Award Date on which such Units were granted, the vesting terms of such Units awarded, and any other information which the Board deems desirable. A Participation Form shall only be effective when validly executed by Christopher Cole or an individual to whom the Board has delegated such authority, but not the Participant for whom such Participation Form is applicable. An Eligible Individual must execute his or her Participation Form and agree to be bound by all terms and provisions of the Plan in order to become a Participant.

1.25 Payment Trigger Date shall mean each Minor Transaction Payment Trigger Date and Major Transaction Payment Trigger Date.

1.26 Person shall mean any individual, organization, corporation, partnership or other entity.

1.27 Plan shall mean this Cole Holdings Corporation Transaction Bonus Plan, as contained herein, as the same shall be from time to time amended.

1.28 Qualifying Cessation of Services Event shall mean, with respect to a Participant, a cessation of the performance of services for the Company by such Participant because of (a) the death of the Participant, (b) the Disability of the Participant, (c) the cessation of services of the Participant by the Company other than for Cause, or (d) the cessation of services by the Participant for Good Reason. A Qualifying Cessation of Services Event shall not include the cessation of services of the Participant by the Company for Cause or the cessation of services by the Participant (e.g., the Participant quits or resigns) other than for Good Reason.

1.29 Transaction Bonus Amount shall mean, with respect to a Participant and with respect to a payment or payments of Transaction Consideration made on or after a Major Transaction Payment Trigger Date or a Minor Transaction Payment Trigger Date, the amount determined as a result of multiplying a fraction, the numerator of which is equal to the number of Vested Units which have been awarded to the Participant as of the date of such Payment Trigger Date, and the denominator of which is twenty (20), by the Bonus Multiplier for such Payment Trigger Date, denoted mathematically as follows:

TBAp = (BONUS MULTIPLIER) * (VESTED UNITSp / 20)

Cole Holdings Corporation Transaction Bonus Plan

where “TBAp’’ is the Transaction Bonus Amount for the Participant, “Bonus Multiplier” is the Bonus Multiplier, and “Vested Unitsp” is the Vested Units awarded to the Participant, all determined with respect to and as of the applicable Payment Trigger Date; provided, however, that the aggregate Bonus Payment(s) of all Participants with respect to a Payment Trigger Date shall in no event exceed the Bonus Multiplier for such Payment Trigger Date multiplied by the applicable Transaction Consideration. For every dollar of Transaction Consideration that is paid on or following a Payment Trigger Date and is related to such Payment Trigger Date, the Transaction Bonus Amount applicable to such dollar shall be calculated based on the Bonus Multiplier. However, notwithstanding the above, see Section 3.5 for provisions that may allow reduction or elimination of a Participant’s Bonus Payment(s). Units awarded to a Participant as of a date shall be determined based on the latest (in time) dated Participation Form of such Participant.

1.30 Transaction Consideration shall mean:

(a) If the Payment Trigger Date is a Minor Transaction, the Fair Market Value of all cash, equity securities and other property that is actually paid by the acquiring Person to the Company and/or its stockholders in consideration for such Minor Transaction, reduced by any fees and expenses incurred by the Company directly associated with the Minor Transaction. Except as set forth in the immediately following sentence, Transaction Consideration shall not include or take into account the amount of any debt or liabilities assumed by the acquiring Person, except that any liability for payment of Minor Bonus Payment(s) pursuant to this Plan shall be considered Transaction Consideration. Notwithstanding the foregoing, in the event the Minor Transaction is in the form of a sale of assets of the Company, the Transaction Consideration shall be deemed to be (a) the Fair Market Value of all cash, debt, property or equity actually paid to the Company which is available for distribution to the stockholders of the Company, less (b) all outstanding liabilities of the Company that are not assumed by the acquirer (including fees and expenses incurred by the Company directly associated with the Minor Transaction) other than any liability for payment of Minor Bonus Payment(s) pursuant to this Plan. The amount of such liabilities and the determination of Transaction Consideration shall be determined in the sole discretion of the Board (as it existed immediately prior to the occurrence of such Minor Transaction).

(b) If the Payment Trigger Date is a Major Transaction, the Fair Market Value, without duplication, of all cash, equity securities and other property that is actually paid by the acquiring Person to the Company and/or its stockholders in consideration for such Major Transaction, reduced by any fees and expenses incurred by the Company directly associated with the Major Transaction as well as all amounts paid with respect to or for any shares of non-participating preferred stock of the Company that are not held by Christopher Cole or any of his Affiliates. Except as set forth in the immediately following sentence, Transaction Consideration shall not include or take into account the amount of any debt or liabilities assumed by the acquiring Person, except that any liability for payment of Major Bonus Payment(s) pursuant to this Plan shall be considered Transaction Consideration. Notwithstanding the foregoing, in the event the Major Transaction is in the form of a sale of assets of the Company, the Transaction Consideration shall be deemed to be (a) the Fair Market Value of all cash, debt, property or equity actually paid to the Company which is available for distribution to the stockholders of the Company, less (b) all outstanding liabilities of the Company that are not assumed by the acquirer (including fees and expenses incurred by the Company directly associated with the Major Transaction) other than any liability for payment of Major Bonus Payment(s) pursuant to this Plan. The amount of such liabilities and the determination of Transaction Consideration shall be determined in the sole discretion of the Board (as it existed immediately prior to the occurrence of such Major Transaction).

Example: For the avoidance of doubt, and for purposes of explanation of subsection (b) only, please note the following examples: Company X owes $10 million to a lender, has no other debt or liabilities, and is undergoing a Major Transaction. Fees and expenses directly associated by Company X in connection with the Major Transaction are $1 million. If the contemplated Major Transaction is in the form of a cash merger pursuant to which the acquiring Person will deliver an aggregate consideration amount of $70 million, then the Transaction Consideration for purposes of the Plan is $69 million ($70 million purchase price less $1 million in expenses). If the contemplated Major Transaction is in the form of an asset sale pursuant to which the acquiring Person will deliver an aggregate consideration amount of $70 million to Company X, but will not assume Company X’s $10 million in debt to its lender, then the Transaction Consideration for

Cole Holdings Corporation Transaction Bonus Plan

purposes of this Plan is $59 million ($70 million purchase price less $10 million of non-assumed debt less $1 million in expenses). Any amounts payable pursuant to this example may be subject to federal, state or local taxes.

(c) If the Payment Trigger Date is the tenth anniversary of the Effective Date, the Fair Market Value of the entire Company (determined by excluding the Company’s interest in Cole Capital Partners, LLC) as of the Major Transaction Payment Trigger Date plus the Fair Market Value of Cole Capital Partners, LLC as of the Major Transaction Payment Trigger Date, as determined by an independent valuation firm as selected by the Board in its complete and absolute discretion, reduced by any fees and expenses incurred by the Company directly associated with the valuation.

For purposes of clauses (a) and (b) of this definition, amounts paid to Cole Capital Partners, LLC or any member of Cole Capital Partners, LLC in connection with any Major Transaction or Minor Transaction shall, without duplication of any amounts paid to the Company by virtue of its interests in Cole Capital Partners, LLC or that are attributable to the Company’s interest in Cole Capital Partners, LLC and subject to the exception contained in the second sentence of each of clauses (a) and (b), be deemed to be paid to the Company or its stockholders as part of the Major Transaction or Minor Transaction.

1.31 Units shall mean “units” awarded to a Participant by the Board as shown on the Participant’s Participation Form, and shall be used to determine a Participant’s Bonus Payment(s) in accordance with Article 3 hereof. The maximum number of Units that may be issued is twenty (20). Fractional Units may be issued. To the extent more than twenty (20) Units are awarded under this Plan, those Units awarded in excess of the first twenty (20) Units awarded shall be null and void ab initio.

1.32 Vested Units shall mean those Units of a Participant that are vested, as determined in accordance with Section 3.4 herein and the Participant’s Participation Form.

2.	ELIGIBILITY & PARTICIPATION

2.1 Attainment of Participant Status. Any Eligible Individual may become a Participant in this Plan by (a) being selected to be a Participant hereunder by the Board, (b) receiving an executed Participation Form evidencing such status, and (c) by executing and delivering to the Company such Participation Form agreeing to be bound by all terms and provisions of the Plan. The Board shall have complete and absolute discretion to decide which Eligible Individuals shall be become Participants in this Plan, and the Board’s decisions regarding Participant status shall be final and binding on all individuals. In no event may any Eligible Individual become a Participant after the occurrence of a Major Transaction Payment Trigger Date.

2.2 Continued Participation. After having become a Participant in this Plan, an Eligible Individual shall continue to be a Participant in this Plan until the occurrence of a Major Transaction Payment Trigger Date and the complete payment of all of his Major Bonus Payment(s), if any. However, whether a Participant shall actually receive or be entitled to any Bonus Payment under this Plan at any time shall be determined pursuant to Article 3 below. However, a Participant shall cease to be a Participant in this Plan if such Participant forfeits all of its Units pursuant to Section 3.4.

3.	BONUS PAYMENTS

3.1 Initial Award of Units. Each Participant shall, upon being admitted as a Participant to this Plan pursuant to Article 2 above, have a number of Units awarded to such Participant by the Board that shall be used to determine such Participant’s Bonus Payment(s), if any, subject to Section 3.5 below. Such number of Units shall be indicated on the Participant’s Participation Form.

3.2 Limitation on Board Authority to Award Units. Notwithstanding any provision of this Plan to the contrary, the Board may not award Units to new Participants on or after the occurrence of a Major Transaction Payment Trigger Date.

Cole Holdings Corporation Transaction Bonus Plan

3.3 Timing of Accrual of Rights to Bonus Payments.

(a) Minor Bonuses. No Participant in this Plan shall accrue any right to any Minor Bonus Payment(s) under this Plan unless and until a Minor Transaction Payment Trigger Date. Subject to Section 3.5 below, upon the date of a Minor Transaction Payment Trigger Date, provided that the Plan has not terminated or been terminated prior to such time, each Participant who is employed by the Company or its Affiliate on such Minor Transaction Payment Trigger Date shall immediately accrue a right to a Minor Bonus Payment(s) based upon his respective Units and his Transaction Bonus Amount determined and calculated as of the date of such Minor Transaction Payment Trigger Date. Minor Bonus Payment(s) to a Participant shall be paid to the Participant as described in Article 4 herein. For the avoidance of doubt, no Participant shall be eligible to receive any Minor Bonus Payment with respect to a Minor Transaction Payment Trigger Date that occurs prior to the date such Participant begins to perform services for the Company or after such Participant ceases to perform services for the Company for any reason.

(b) Major Bonuses. No Participant in this Plan shall accrue any right to any Major Bonus Payment(s) under this Plan unless and until the Major Transaction Payment Trigger Date. Subject to Section 3.5 below, upon the date of a Major Transaction Payment Trigger Date, provided that the Plan has not terminated or been terminated prior to such time, each Participant shall immediately accrue a right to his Major Bonus Payment(s) based upon his respective Units and his Transaction Bonus Amount determined and calculated as of the date of such Major Transaction Payment Trigger Date, and no further accruals of any Major Bonus Payment(s) shall occur under this Plan for any Participant. Major Bonus Payment(s) to a Participant shall be paid to the Participant as described in Article 4 herein.

3.4 Vesting & Forfeiture of Units. A Participant’s Units granted under this Plan shall vest in accordance with such terms and provisions as shall be established by the Board at the time such Units are granted. The terms and provisions governing the vesting of a Participant’s Units shall be set forth in the Participant’s Participation Form. All Units (Vested Units and Units which have not vested) of a Participant shall be forfeited immediately upon such Participant’s cessation of the performance of services for the Company for any reason, unless such cessation is a Qualifying Cessation of Services Event. If a Participant incurs a Qualifying Cessation of Services Event, all Units that have not vested shall be forfeited immediately upon such Participant’s cessation of services for the Company, but such Participant shall continue his participation in the Plan with respect to those Units awarded to such Participant that are Vested Units, subject to the application of any contrary vesting provisions set forth in a Participant’s Participation Form.

3.5 Limitation or Elimination of Major Bonus Payments.

(a) Major Bonus Payments Contingent upon Release. Notwithstanding any provisions of this Plan to the contrary, the payment of any of a Participant’s Major Bonus Payment(s) shall be conditioned upon, and subject to, such Participant’s execution of a valid and irrevocable Release Agreement in a form approved by the Company whereby the Participant releases the Company and its agents, employees, directors, officers, shareholders, affiliates, etc., from any and all liability and claims of any kind of the Participant and his or her assigns that may exist as of the date of the Major Transaction Payment Trigger Date. Such Release Agreement shall not waive a Participant’s right to receive benefits under any employee benefit plan of the Company that (a) have accrued or vested on or prior to the date of the Major Transaction Payment Trigger Date, or (b) are intended, under the terms and provisions of such plan, to survive after the Major Transaction Payment Trigger Date, and, if applicable, the Participant’s separation from service with the Company. Such Release Agreement shall also not waive a Participant’s rights, if any, to (a) claim or receive indemnification as an officer or director of the Company under any applicable state laws, the Company’s Articles of Incorporation, or the Company’s Bylaws, and (b) claim or receive insurance coverage or be defended under any directors and officers insurance coverage which applies to directors and/or officers of the Company and which applies to such Participant. Such Release Agreement must be executed and become valid and irrevocable on the later of (a) December 31 of the calendar year during which the Major Transaction Payment Trigger Date occurs or (b) two and one-half (2  1/2) months following the date of the Major Transaction Payment Trigger Date, or else no Major Bonus Payment(s) shall be paid, and the Participant shall forfeit any and all rights of the Participant to any Major Bonus Payment(s) under this Plan. The Board may, in its sole and absolute discretion, require that such Release Agreement

Cole Holdings Corporation Transaction Bonus Plan

be signed in advance of a Major Transaction Payment Trigger Date, and, if so, the Release Agreement shall be contingent upon the closing of the Major Transaction Payment Trigger Date and the payment of the Participant’s Major Bonus Payment(s) with respect to such Major Transaction Payment Trigger Date.

(b) Bonus Payments Contingent upon Shareholder Approval. Notwithstanding any provisions of this Plan to the contrary, if a Participant is a “disqualified individual” with respect to the Company (within the meaning of Treas. Reg. §1.280G-1, Q&A-15), then the payment of that portion of such Participant’s Bonus Payment(s) with respect to a Transaction Payment Trigger Date which, when aggregated with all other “parachute payments” (within the meaning of Code §280G(b)(2)) which such Participant would receive with respect to such Transaction Payment Trigger Date, would cause any of such “parachute payment” amounts to be considered an “excess parachute payment” under Code §280G(b)(1) shall be entirely contingent upon the approval of such portion of the Bonus Payment(s) by the shareholders of the Company in a manner which would satisfy the shareholder approval requirements of Code §280G(B)(5)(B) and regulations promulgated thereunder. However, notwithstanding the foregoing, this subsection (b) shall only apply if the Transaction Payment Trigger Date is a Major Transaction or a Minor Transaction.

4.	PAYMENT OF BONUS PAYMENTS

4.1 General Liability for Payment. All payment obligations to Participants created under this Plan shall be the sole responsibility, liability and obligation of the Company. In this regard, it is intended that, consistent with the definition of the term “Company” herein, a successor to the Company shall be responsible for the liabilities and obligations of the Company hereunder following a Payment Trigger Date in which the Company is merged or consolidated with another entity. Furthermore, to the extent any payment obligation of the Company is reduced or eliminated by operation of any other Section of this Plan, the Company shall not have any liability as to such payment obligation and shall retain any funds associated with the reduction or elimination of such payment obligation.

4.2 Timing of Payment of Benefit.

(a) General Rule for Payments Triggered by a Minor Transaction. With respect to all Minor Transactions, a Participant who is employed by the Company on the Minor Transaction Payment Date with respect to the applicable Minor Transaction shall receive a Minor Bonus Payment each and every time that a payment of Transaction Consideration is made with respect to the applicable Minor Transaction. Payment of the Participant’s Minor Bonus Payment(s) with respect to a payment of Transaction Consideration shall be made on the same date as the date on which such Transaction Consideration is paid.

(b) General Rule for Payments Triggered by a Major Transaction. If the Major Transaction Payment Trigger Date is a Major Transaction, a Participant shall receive a Major Bonus Payment each and every time that a payment of Transaction Consideration is made. Payment of the Participant’s Major Bonus Payment(s) with respect to a payment of Transaction Consideration shall be made on the same date as the date on which such Transaction Consideration is paid, or, if later, the date on which the Participant’s executed Release under Section 3.5(a) becomes valid and enforceable; provided, however:

(i) as required by Section 3.5(a) above, the Participant’s executed Release must be valid and enforceable no later than (i) December 31 of the calendar year in which the Major Transaction Payment Trigger Date shall occur or (ii) two and one-half (2 1/2) months following such Major Transaction Payment Trigger Date unless such Major Bonus Payment(s) can comply with the provisions of Treas. Reg. §1.409A-3(i)(5)(iv)(A), and

(ii) no amount of Transaction Consideration which is paid more than five (5) years following such Major Transaction Payment Trigger Date shall be considered a payment of Transaction Consideration for purposes of this subsection (a).

Cole Holdings Corporation Transaction Bonus Plan

(c) General Rule for Payments Triggered by the Tenth Anniversary of the Effective Date. With respect to a situation in which a Major Transaction does not occur by the tenth anniversary of the Effective Date, a Participant shall receive his or her Major Bonus Payment, if any, as five separate installment payments, each equal to one-fifth of the Participant’s total Major Bonus Payment. Payment of the first payment to the Participant shall be made during the calendar year in which the Major Transaction Payment Trigger Date occurs, or, if later, the date on which the Participant’s executed Release under Section 3.5(a) becomes valid and enforceable; provided, however, that as required by Section 3.5(a) above, the Participant’s executed Release must be valid and enforceable no later than (i) December 31 of the calendar year in which the Major Transaction Payment Trigger Date shall occur or (ii) two and one-half (2 1/2) months following such Major Transaction Payment Trigger Date. Interest shall accrue on the unpaid amount of any Major Bonus Payment commencing on the date of payment of the first installment of such Major Bonus Payment. Such interest shall accrue at the “prime rate” as announced by Bank of America, N.A. (or its successor) as of the date of the payment of the first installment of the Major Bonus Payment and adjusted on each anniversary date of the date of the payment of the first installment of the Major Bonus Payment. Payment of each installment of the Major Bonus Payment that is payable subsequent to the first installment, together with any accrued but unpaid interest thereon, shall be made on the anniversary date of the payment of the first installment.

4.3 Form of Payment of Benefit.

(a) General Rule. Subject to subsection (c) below and Section 4.2 above, a Participant shall receive his Bonus Payment(s), if any, in the form of single lump sum payments that shall be in cash; provided, however, the Board may, in lieu of cash, pay all or a portion of the Bonus Payment(s) in cash and/or equity or debt securities (including a promissory note) of any party other than the Company (or any Affiliate of the Company, other than any purchaser that owns the Company or the resulting entity that includes the Company after a Major Transaction) to any Major Transaction, and the Board shall have complete and absolute discretion to determine the extent to which a Participant’s payment shall be in cash and/or equity and/or debt securities, except that (i) no payment shall be made in equity or debt securities to the extent that payment in such form will result in a further deferral of compensation under Code §409A and (ii) the amount of equity or debt securities to be paid to a Participant shall not exceed the proportion of the total consideration of which such securities comprise of the total consideration in the applicable Major Transaction (for example, if a Major Transaction involves total consideration of $500 million, of which $400 million is comprised of stock of the purchaser and $100 million of cash, then no more than 80% of the consideration that is paid to a Participant may be in the form of stock of the purchaser).

(b) RESERVED.

(c) Special Rule to Provide for Required Tax Payments. Notwithstanding subsection (a) above, a Participant shall receive a portion of his Bonus Payment(s) paid during a taxable year in the form of cash. The portion which shall be so paid in cash shall be an amount sufficient to pay the tax obligation of the Participant for such taxable year to any governmental entity with respect to, and relating to, such portion of his Bonus Payment(s) (after taking into account all tax withholdings of the Participant, including those in Section 7.2 hereof for such taxable year).

Example: If 26% withholding (20% federal and 6% state) is required to be applied to a Participant’s Bonus Payment(s), and the Participant is actually in a 41% marginal income tax bracket (35% federal and 6% state), then 59% of the Participant’s Bonus Payment(s) would be paid as determined pursuant to subsection (a) above, but the remaining 41% of the Participant’s Bonus Payment(s) would be paid in cash. Of that 41%, 26% would be withheld by the Company pursuant to Section 7.2 and paid to the appropriate governmental authorities. This will leave the Participant with 15% of the Participant’s Bonus Payment(s) paid in cash so that the Participant will, when combined with the 26% withheld, have sufficient cash from the Bonus Payment(s) to pay the Participant’s 41% tax obligations.

See subsections (e) and (f) below regarding assumptions to be made in applying this subsection (c), and in interpreting this subsection (c).

(d) Fair Market Value for Compensation in Property. To the extent that a Participant receives the payment of his Bonus Payment(s) in equity or debt securities, the value of such equity or debt securities shall be determined by using the Fair Market Value of the equity or debt securities as of the date on which the Payment Trigger Date occurred.

Cole Holdings Corporation Transaction Bonus Plan

(e) Assumptions in Applications. For purposes of this section, determinations of the proper percentage of a Bonus Payment to be paid in cash shall be made based upon (1) actual withholding percentages, (2) assumptions that a Participant incurs income taxes at the highest marginal rates, and (3) not only federal, but also state and local income taxes.

(f) Interpretation. The provisions of this Section 4.3 shall never result in an increase in the Bonus Payment(s) paid to any Participant. The provisions of this Section 4.3 only determine the form in which a particular Bonus Payment is paid, and not the amount. The purpose of these provisions is solely to ensure that a Participant will receive, as a portion of his or her Bonus Payment(s), payment in the form of cash to adequately provide for cash against which the Company may satisfy its tax withholding obligations (as described in Section 7.2), and the balance of which is sufficient to provide the Participant with adequate cash to pay income tax obligations when they become due.

4.4 Death of Participant. In the event of the death of a Participant prior to the payment of all or a portion of such Participant’s Bonus Payment(s), if any, pursuant to this Plan, such Participant’s Bonus Payment(s) shall instead be paid to the Participant’s Beneficiary in the same form and manner as if it were being paid to the Participant, with such Beneficiary determined as of the date on which such subsequently payable amounts are paid and not as of the date of the Participant’s death.

5.	ADMINISTRATION

5.1 Powers and Responsibility. The Board shall have complete control of the administration of the Plan hereunder, with all powers necessary to enable it to properly carry out its duties as set forth in this Plan. The Board shall have the following duties and responsibilities:

(a) to construe the Plan and to determine all questions that shall arise thereunder;

(b) to have all powers elsewhere herein conferred upon it;

(c) to provide procedures for determination of claims for benefits;

(d) to determine the benefits of the Plan to which any Participant may be entitled;

(e) to maintain and retain records relating to Participants;

(f) to prepare and furnish to Participants all information required under federal law or provisions of the Plan to be furnished to them;

(g) to prepare and file or publish with appropriate government officials all reports and other information required under law to be so filed or published;

(h) to engage assistants and professional advisers.

5.2 Records of Board. All acts and determinations of the Board shall be duly recorded, and all such records, together with such other documents as may be necessary for the administration of the Plan, shall be preserved in the custody of the Board.

5.3 Reporting & Disclosure. The Board shall keep all individual and group records relating to Participants and all other records necessary for the proper operation of the Plan. Such records shall be made available to the Company and to any other Person that the Company authorizes to view such records. The Board shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by the Code and every other relevant statute, each as amended, and any regulations thereunder. This provision shall not be construed as imposing upon the Board the responsibility or authority for the preparation, preservation, publication or filing of any document required to be prepared, preserved or filed by any other Person or entity to which such responsibilities are delegated by law or by the Plan. Additionally, no Participant shall be entitled to know, by virtue of his status as a Participant, the Units or any other interest of any Participant or the identity of any other Participant(s).

Cole Holdings Corporation Transaction Bonus Plan

5.4 Construction of Plan. The Board shall take such steps as are considered necessary and appropriate to remedy any inequity that results from incorrect information received or communicated in good faith or as the consequence of an administrative error. The Board shall interpret the Plan and shall determine the questions arising in the administration, interpretation and application of the Plan. The Board shall correct any defect, reconcile any inconsistency or supply any omission with respect to the Plan.

5.5 Assistants & Advisors.

(a) The Board shall have the right to hire, at the expense of the Company, such professional assistants and consultants as it, in its sole discretion, deems necessary or advisable.

(b) The Board and the Company shall be entitled to rely upon all certificates and reports made by an accountant or attorney selected pursuant to this section; the Board and the Company shall be fully protected in respect to any action taken or suffered by them in good faith in reliance upon the advice or opinion of any such actuary, accountant or attorney; and any action so taken or suffered shall be conclusive upon each of them and upon all other Persons interested in the Plan.

5.6 Indemnification. The Board and each member thereof shall be indemnified by the Company against judgment amounts, settlement amounts (other than amounts paid in settlement to which the Company does not consent) and expenses reasonably incurred by the Board or him in connection with any action to which the Board or he may be a party (by reason of his service as a member of a Board) except in relation to matters as to which the Board or he shall be adjudged in such action to be personally guilty of gross negligence or willful misconduct in the performance of its or his duties. The foregoing right to indemnification shall be in addition to such other rights as such Board or each Board member may enjoy as a matter of law or by reason of insurance coverage of any kind. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which such Board or each Board member may be entitled pursuant to the by-laws of the Company or applicable law.

5.7 Decisions Binding. All determination and decisions made by the Board (or its delegate) pursuant to the provisions of this Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all Persons, including the Company (including its successors and assigns), its shareholders, directors, Eligible Individuals, Participants, and their estates and beneficiaries. The Board as it is composed and in existence immediately prior to the occurrence of a Payment Trigger Date which is the date of a Major Transaction or a Minor Transaction shall make all determinations relative to amounts to be paid under this Plan with respect to such Payment Trigger Date (such as decisions regarding the “Transaction Consideration” for a particular Payment Trigger Date), which shall become binding upon the Company and any successor thereto, and which may not be reduced, eliminated, or undermined by the Board as it may exist following the occurrence of such Payment Trigger Date. Any determination of the Board (or its delegate) prior to the occurrence of a Payment Trigger Date may not be modified, reversed, eliminated, or changed in any way after the occurrence of such Payment Trigger Date; provided, however, if any determinations of the Board (or its delegate) prior to the occurrence of a Payment Trigger Date must be modified, reversed, eliminated or changed in any way after the occurrence of a Major Transaction Payment Trigger Date, such modification, reversal, elimination or change must be made by the then-living members of the Board as it was composed and was in existence immediately prior to the occurrence of the Major Transaction Payment Trigger Date, except that if any such members have been found to be incompetent, those members shall be excluded from participation. The immediately preceding sentence shall not apply unless the Major Transaction Payment Trigger Date is the date of a Major Transaction. Notwithstanding anything in this Section 5.7 to the contrary, the Board as it may exist following a Minor Transaction Payment Trigger Date may exercise all powers of the Board hereunder with respect to any Bonus Payments to be made with respect to future Minor Transaction Payment Trigger Dates or Major Transaction Payment Trigger Dates.

5.8 Delegation of Authority. The Board may delegate its authority under the Plan, in whole or in part, to a committee appointed by the Board consisting of one or more Persons to whom the powers of the Board hereunder may be delegated in accordance with applicable law (a “Committee”). The members of the Committee and any other Persons to whom authority has been delegated shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Committee or other delegate (if appointed) shall act according to the policies and procedures set forth in the Plan and to those policies and

Cole Holdings Corporation Transaction Bonus Plan

procedures established by the Board, and the Committee or other delegate shall have such powers and responsibilities as are set forth by the Board. Reference to the Board in this Plan shall specifically include reference to the Committee or other delegate where the Board has delegated its authority to the Committee or other delegate, and any action by the Committee or other delegate pursuant to a delegation of authority by the Board shall be deemed an action by the Board under the Plan. Notwithstanding the above, the Board may assume the powers and responsibilities granted to the Committee or other delegate at any time, in whole or in part. However, notwithstanding any provisions of the foregoing to the contrary, no Participant in this Plan may be delegated any authority of the Board to the extent that such authority directly relates to such Participant’s ability to receive a Bonus Payment, or the calculation of such Participant’s Bonus Payment(s), and no such delegation shall be effective to grant any such authority, and any purported use of such authority by a Participant shall be null and void ab initio.

6.	AMENDMENT & TERMINATION

6.1 Continuation of Plan. Except as expressly provided herein, the continuation of this Plan by the Company is entirely a voluntary act on the part of the Company, and the continuation of this Plan is not a contractual obligation of the Company. The Board reserves and retains the right to amend and/or terminate this Plan as set forth in this Article.

6.2 Right to Amend Plan.

(a) Amendment by the Board. Subject to the provisions of subsection (b) below, the Board reserves the right, at any time, to modify or amend, in whole or in part, any or all of the provisions of the Plan, including specifically the right to make such amendments effective retroactively, if necessary or desirable in the opinion of the Board in its sole discretion.

(b) Restrictions on Amendments. Except as follows, or as may be otherwise required by law, there shall be no restrictions or limitations on the Board’s power to amend this Plan; provided, however, no amendment of this Plan may diminish the ability of a Participant who has already been awarded a number of Units pursuant to this Plan to earn a Bonus Payment (without regard to such amendment) under this Plan. However, if an amendment to the Plan is deemed necessary by the Board for the Company to comply with newly applicable law or regulations, such amendment may be applied (even retroactively if necessary) notwithstanding the limitation of the preceding sentence. Furthermore, if an amendment of the Plan is approved in writing by a majority (based on the number of Units relative to the outstanding Units of all Participants) of the Participants in this Plan (determined as of the effective date of the proposed amendment), such amendment may be effective immediately as of the effective date of the amendment notwithstanding the preceding sentences.

(c) No Acceleration of Payments. No amendment of this Plan shall cause an acceleration of any payments due to a Participant under this Plan within the meaning of Code §409A(a)(3), nor shall any termination of this Plan result in any payment of deferred compensation after taking into account the provisions of Treas. Reg. §1.409A-3(f).

6.3 Right to Terminate Plan.

(a) Termination by the Board. Subject to the provisions of subsection (c) below, the Board reserves the right, at any time, to wholly or partially terminate the Plan if necessary or desirable in the opinion of the Board in its sole discretion.

(b) Automatic Termination of Plan Upon Major Transaction Payment Trigger Date. Upon the occurrence of a Major Transaction Payment Trigger Date, this Plan shall automatically terminate and no Participant shall accrue any Bonus Payment(s) under this Plan after such Major Transaction Payment Trigger Date. However, such automatic termination shall not affect the accrual of a right to Major Bonus Payment(s) pursuant to this Plan upon such Major Transaction Payment Trigger Date, and any such accrual of a right to Major Bonus Payment(s) may not, after the occurrence of such Major Transaction Payment Trigger Date, be reduced or eliminated. Major Bonus Payment(s) to which a Participant acquires rights upon a Major Transaction Payment Trigger Date pursuant to this Plan shall not be affected by such automatic termination.

Cole Holdings Corporation Transaction Bonus Plan

(c) Restrictions on Termination. Except as follows, or as may be otherwise required by law, there shall be no restrictions or limitations on the Board’s power to terminate this Plan; provided, however, no termination of this Plan may diminish the ability of a Participant to earn a Major Bonus Payment (without regard to such termination) under this Plan. However, if a termination of the Plan is deemed necessary by the Board for the Company to comply with newly applicable law or regulations, such termination may be applied (even retroactively if necessary) notwithstanding the limitation of the preceding sentence. Furthermore, if a termination of the Plan is approved in writing by a majority (based on the number of Units relative to the outstanding Units of all Participants) of the Participants in this Plan (determined as of the effective date of the proposed termination), such termination may be effective immediately as of the effective date of the termination notwithstanding the preceding sentences.

(d) No Acceleration of Payments. No termination of this Plan shall cause an acceleration of any payments due to a Participant under this Plan within the meaning of Code §409A(a)(3), nor shall any termination of this Plan result in any payment of deferred compensation after taking into account the provisions of Treas. Reg. §1.409A-3(f).

7.	MISCELLANEOUS

7.1 Participant’s Rights to Employment, Etc. Nothing contained in the Plan or any modification thereof, or the creation of any fund, or the payment of any benefits, shall be construed to give any individual or employee, whether or not a Participant, any rights to continued employment or continued performance of services for the Company or any affiliate, any legal or equitable right against the Company or an affiliate, or any officer, director or employee thereof, except as herein provided.

7.2 Withholding. The Company shall have the power and the right to deduct or withhold an amount sufficient to satisfy federal, state or local taxes, domestic or foreign, required by law or regulation to be withheld (“tax obligations”) with respect to payment of any Bonus Payment(s). To the extent that any portion of a Participant’s Bonus Payment is to be paid in the form of equity or debt securities and the Company must deduct or withhold an amount sufficient to satisfy tax obligations, the Company may satisfy such tax obligations by withholding a portion of such equity or debt securities sufficient to satisfy such amount based upon the Fair Market Value of the equity or debt securities as of the date on which such federal, state or local taxes are paid, and satisfying the tax obligations in cash, or may require that the Participant pay an amount in cash sufficient to satisfy such tax obligations prior to any payment that may be otherwise required under the terms and provisions of this Plan. Furthermore, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company as a condition precedent for any right to a benefit hereunder, an amount sufficient to satisfy tax obligations with respect to any taxable event arising as a result of this Plan and/or any action or inaction by a Participant with respect to this Plan.

7.3 Claims Procedures.

(a) Filing a Claim. All claims and requests for benefits under the Plan shall be directed to the attention of the Board in writing. The writing must be reasonably calculated to bring the claim to the attention of the Board.

(b) Notification of Denial. If the Board determines that any individual who has claimed a right to receive benefits under the Plan (the “claimant”) is not entitled to receive all or any part of the benefits claimed, the claimant shall be informed in writing of the specific reason or reasons for the denial, with specific reference to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why said material or information is necessary and a description of the review procedures set forth in subsection (d) below.

(c) Timing of Notification. The claimant shall be so notified of the Board’s decision within ninety (90) days after the receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, the Board shall furnish the claimant written notice of the extension prior to the termination of the initial 90-day period.

Cole Holdings Corporation Transaction Bonus Plan

In no event shall said extension exceed a period of 90 days from the end of said initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Board expects to render a final decision. If for any reason, the claimant is not notified within the period described above, the claim shall be deemed denied and the claimant may then request review of said denial, subject to the provisions of subsection (d) below.

(d) Review Procedures. The claimant or his duly authorized representative may, within sixty (60) days after notice of the Board’s decision, request a review of said decision, review pertinent documents and submit to the Board such further information as will, in the claimant’s opinion, establish his rights to such benefits. If upon receipt of this further information, the Board determines that the claimant is not entitled to the benefits claimed, it shall afford the claimant or his representative reasonable opportunity to submit issues and comments in writing and to review pertinent documents. If the claimant wishes, he may request in writing that the Board hold a hearing. The Board may, in its discretion, schedule an opportunity for a full and fair hearing on the issue as soon as is reasonably possible under the circumstances. The Board shall render its final decision with the specific reasons therefor in writing and in a manner calculated to be understood by the claimant.

(e) Timing of Final Decision. The Board’s final decision shall include specific references to the pertinent Plan provisions on which the decision is based, and shall be transmitted to the claimant by certified mail within sixty (60) days of receipt of claimant’s request for such review, unless special circumstances require a further extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review. If such an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the Board holds regularly scheduled meetings at least quarterly, in lieu of the time period described above, the Board’s decision on review shall be made by no later than the date of the meeting of the Board which immediately follows its receipt of the request for review, unless said request is filed within thirty (30) days preceding the date of said meeting in which case a decision shall be made no later than the date of the second meeting following its receipt of said request for review. If special circumstances require a further extension of time for processing, a decision shall be rendered not later than the third meeting of the Board following its receipt of the request for review. If a decision on review is not furnished within the time period described above, the claim shall be deemed denied on review.

7.4 Arbitration of Disputed Claims. In the event that after a claimant has filed a claim for benefits and has appealed his claim to the Board pursuant to the provisions of Section 7.3 above, the Board and the claimant do not agree to the proper amount payable to the claimant under this Plan, the claimant and the Board shall first attempt in good faith amicably to settle the matter by mutual negotiations. If such negotiations are unsuccessful, such claim must be settled by final and binding arbitration in accordance with this Section. Any dispute, controversy or claim arising out of or in connection with, or relating to, this Plan (regardless of whether such dispute, controversy or claim has been submitted to the claims process provided in Section 7.3 above), shall be submitted to and settled by binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules (the “Rules”). Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. Notwithstanding the then-current Rules, the following shall apply with respect to arbitration proceedings, unless expressly agreed to otherwise by the parties:

(a) The arbitration proceeding shall be held in Maricopa County, Arizona. A single arbitrator selected in accordance with the Rules shall conduct the arbitration.

(b) The arbitrator shall be and remain at all times wholly independent and impartial.

(c) The administrative costs of the arbitration proceeding and the arbitrator’s compensation shall be allocated equally between the parties by the AAA. The arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all fees, expenses, and costs. “Fees, expenses, and costs” mean all reasonable pre-award expenses of the arbitration, including without limitation the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, witness fees, and attorneys’ fees and expenses.

Cole Holdings Corporation Transaction Bonus Plan

(d) The decision of the arbitrator shall be in writing, and shall be final and binding upon the parties.

(e) It is the intent of the Company and all Participants that the arbitration process proceed as quickly as possible. Accordingly, the party filing the demand for arbitration (the claimant) shall submit a statement of its position along with all supporting documents and all other documents that it intends to introduce into evidence at the hearing within ten (10) business days after the AAA notifies the parties of the appointment of the arbitrator. The respondent shall submit a statement of its position along with all supporting documents and all other documents that it intends to introduce into evidence at the hearing within ten (10) business days after receiving the claimant’s statement of position and documents. If the respondent includes a counterclaim against the claimant, the claimant shall submit a statement of its position on that counterclaim, along with all supporting documents and all other documents that it intends to introduce into evidence at the hearing within ten (10) business days after receiving the claimant’s statement of position and documents. Each party shall have the right to take one deposition of the other. No further discovery shall be allowed. A party will not be allowed to introduce documents into evidence at the hearing unless they were provided to the other party with its statement of position, as described above. In order to be considered timely submitted, the submission must be delivered by hand delivery on the date it is due, or dispatched via a recognized overnight delivery service the day before the submission is due, in such manner that it is reasonable to expect that delivery will be made on the due date. All such submissions shall simultaneously be filed with the arbitrator.

(f) In each party’s position statement(s), the party shall set forth its last, best demand or offer. The arbitrator shall be limited to awarding only one or the other of the two figures submitted.

(g) The arbitration hearing shall be held within twenty (20) business days after the date the last statement of position is submitted or was due to be submitted. The arbitrator shall render his or her award within ten (10) business days after conclusion of the hearing. The arbitrator shall agree to comply with this schedule before accepting appointment. However, the time limits set forth in paragraphs (e) and (f) of this Section 7.4 may be extended by agreement of the parties or by the arbitrator if the arbitrator deems such extension to be necessary.

(h) The arbitrator shall not have the authority to award punitive damages.

(i) Any claim or action must be brought within one (1) year after the cause of action accrues.

7.5 Nonalienation or Assignment. Except as otherwise provided by applicable law, none of the benefits under this Plan is subject to the claims of creditors of Participants, and will not be subject to attachment, garnishment, or any other legal process whatsoever. A Participant may not assign, sell, borrow on, or otherwise encumber any of his interest in the Plan, nor shall any such benefits be in any manner liable for or subject to the deeds, contracts, liabilities, engagements, or torts of any Participant.

7.6 Payments to Others on Behalf of the Participant. In making any distribution to or for the benefit of any incompetent Participant, or any other Participant who, in the opinion of the Board, is incapable of properly using, expending, investing, or otherwise disposing of such distribution, the Board, in its sole and complete discretion may, but need not, have the Company make such distribution to a legal or natural guardian or other relative of any incompetent, or to any adult with whom such Person temporarily or permanently resides; and any such guardian, relative, or other Person shall have full authority and discretion to expend such distribution for the use and benefit of such Person; and the receipt of such guardian, relative, or other Person shall be a complete discharge to the Company, the Board and this Plan, without any responsibility on the part of the Company or the Board to see to the application of amounts so distributed.

7.7 Location of Payee; Unclaimed Benefits. In the event that all, or any portion, of the distribution payable to a Participant hereunder shall, at the expiration of a reasonable time after it has become payable, remain unpaid solely by reason of the inability of the Board, after sending a registered letter, return receipt requested, to the last known address of such Person, and after further diligent effort, to ascertain the whereabouts of such Person, the amount so distributable shall be paid to a federally-insured financial institution in the name of the Participant.

Cole Holdings Corporation Transaction Bonus Plan

7.8 Governing law; Severability. This Plan shall be administered in the United States of America, and its validity, construction, and the laws of the State of Arizona hereunder shall govern all rights. If any provision of the Plan shall be held invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

7.9 Recovery of Mistaken Payments. If any benefit is paid to a Participant in an amount that is greater than the amount payable under the terms of the Plan, the Company shall recover the excess benefit amount by eliminating or reducing the Participant’s future payments, if any, from the Company. Whether or not further payments are payable to the Participant, the Board, in its discretion, may employ such means as are available under applicable law to recover the excess benefit amount on behalf of the Company from the Participant.

7.10 Action of Company and Board. Except as may be specifically provided, any action required or permitted to be taken by the Company or the Board may be taken on behalf of such Person by any entity or individual who has been delegated the proper authority.

7.11 Company Records. Records of the Company as to an employee or individual’s period(s) of employment or service and Compensation will be conclusive on all Persons, unless determined by the Board to be incorrect.

7.12 Gender and Number. Wherever applicable, the masculine pronoun shall include the feminine pronoun, and the singular shall include the plural.

7.13 Headings. The titles in this Plan are inserted for convenience of reference; they constitute no part of the Plan, and are not to be considered in the construction hereof.

7.14 Liability Limited. To the extent permitted by applicable law, neither the Board, nor any member thereof, nor the Company shall be liable for any acts of omission or commission in administering the Plan, except for his or its own individual, willful misconduct. The Company and each member of the Board shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports which shall be furnished by an actuary, accountant, insurance company, counsel or other expert who shall be employed or engaged by the Board or the Company.

7.15 Intent. It is intended that any deferral of compensation (within the meaning of Code §409A(d)(1)) provided under this plan shall satisfy the provisions of Code §409A so that taxation is not imposed pursuant to Code §409A. No payments to be made under this Plan shall be accelerated in a manner that would violate the requirements of Code §409A(a)(3).

Cole Holdings Corporation Transaction Bonus Plan

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer and its corporate seal to be affixed hereto, all as of this 1st day of October, 2008.

COMPANY:

[CORPORATE SEAL]		COLE HOLDINGS CORPORATION

ATTEST:		By:	/s/ Christopher H. Cole

Title:	Executive Assistant	Title:	Chief Executive Officer

Cole Holdings Corporation Transaction Bonus Plan

PARTICIPATION FORM NO.

COLE HOLDINGS CORPORATION

TRANSACTION BONUS PLAN

PARTICIPATION FORM

TO:                     :

In accordance with the provisions of the Cole Holdings Corporation Transaction Bonus Plan (the “Plan”), you are hereby notified that, effective as of             , 20     (the “Award Date”), you have been selected to become a Participant in the Plan and that you have been awarded the following number of Units under the Plan upon your agreement to be bound by all terms and provisions of the Plan:

UNITS AWARDED:

You shall become vested in a percentage of the Units based upon your Continuous Service from                      (as noted hereon):

Vesting Schedule:
Percentage Vested:	Continuous Service from :
0%	Less than 1 year
0%	At least 1 year, but not 2 years
0%	At least 2 years, but not 3 years
33 1/3%	At least 3 years, but not 4 years
66 2/3%	At least 4 years but not 5 years
100%	At least 5 years

If the above calculation of Vested Units would result in a fraction, any fraction will be rounded to zero. Notwithstanding the foregoing, the Board may, in its complete and absolute discretion, accelerate the vesting of the Units in whole or in part. For purposes of this Vesting Schedule, “Continuous Service” shall mean a period of continuous performance of services by Participant for the Company, or any successor thereto, as determined by the Board in its complete and absolute discretion.

Whether you accrue a right to Bonus Payment(s) under the Plan and the amount and timing of such Bonus Payment(s) will be determined in accordance with all terms and provisions of the Plan. Any prior Participation Form that you have received shall become null and void and have no force and effect, and this Participation Form shall henceforth be controlling, upon your execution of this Participation Form. You must execute this form below where noted, and return this form to the Company to actually become a Participant.

If you have any questions regarding your participation in the Plan, please consult your enclosed copy of the Plan.

[Signatures on Following Page]

Cole Holdings Corporation Transaction Bonus Plan

Participation Form

IN WITNESS WHEREOF, the undersigned has hereunto executed this Participation Form this      day of              ,20

COLE HOLDINGS CORPORATION:

By:
Name:
Title:

By my signature below, I, as the Participant hereunder, do hereby agree to be bound by all terms and provisions of the Plan, including specifically the arbitration provisions of Section 7.4 of the Plan. I further acknowledge that I have received a copy of the Plan, and that I have the opportunity, in accordance with the terms and provisions of the Plan, to designate a Beneficiary under the Plan and to elect to defer receipt of any benefit that I may accrue under the Plan by filing an executed and notarized Election Form with the Company.

Initials of Participant with respect to arbitration provision:

ATTEST:	Participant:

Cole Holdings Corporation Transaction Bonus Plan

Participation Form